Shore Bancshares, Inc.
                               18 E. Dover Street
                             Easton, Maryland 21601
                               Phone 410-822-1400


                                  PRESS RELEASE


               Shore Bancshares Reports Third Quarter EPS of $0.40


November 13, 2003

Easton, Maryland - Shore Bancshares, Inc., (NASDAQ - SHBI) reported net income for the third quarter of 2003 of $2,195,000 or $.40 per diluted share compared to the $2,488,000 or $.46 per diluted share reported for the third quarter of 2002. Net income for the nine-month period ended September 30, 2003 was $7,172,000 or $1.31 per diluted share, an increase of 12.3% over September 30, 2002 earnings which totaled $6,385,000 or $1.18 per diluted share.

During the third quarter of 2003, net interest income declined $317,000 or 5% when compared to the same period in 2002. Lower overall yields on loans and investment securities were the primary reason for the decline. Noninterest income increased $476,000 for the third quarter of 2003 compared to the same period in 2002, primarily as a result of increased insurance agency commissions and income from the Company's mortgage banking activities. Comparing the third quarter of 2003 and 2002, noninterest expense increased $534,000 or 12.6%. This increase is attributable to the Company's insurance agency operations, a new branch location opened during the first quarter of 2003, and, generally, the growth of the Company. A $91,000 gain on sales of securities was recognized during the third quarter of 2003.

For the nine-month period ended September 30, 2003, net interest income increased $326,000 or 1.8% when compared to the same period in 2002. The increase is attributable to a decline in interest expense of $2,032,000 for the nine-month period in 2003 compared to 2002. Noninterest income for the first nine months of 2003 increased $3,818,000, primarily as a result of the Company's insurance agency operations. Insurance agency commissions totaled $4,683,000 for the nine-months ended September 30, 2003, an increase of $2,945,000 when compared to the same period last year. This included approximately $668,000 of contingency income received from insurance companies based upon the recent claim history of the agency's customers. Contingency income is typically recognized in the first quarter of each year. Increased gains on investment securities and income generated by the Company's mortgage banking activities also contributed to noninterest income growth. The Company generated approximately $390,000 in fee income during the first nine months of 2003 from its mortgage banking division, which began operating in September 2002, and gains on sale of securities totaled $449,000 during the nine-month period ended September 30, 2003 compared to $23,000 for the nine months ended September 30, 2002. When compared to the same period last year, noninterest expenses increased $2,836,000 for the nine months ended September 30, 2003. Insurance agency operations accounted for $2,175,000 of the increase in noninterest expense. Other increases in noninterest expenses were attributable to overall growth of the Company.

The Company's provision for credit losses was $75,000 and $66,000 for the three-month periods ended September 30, 2003 and 2002, respectively. For the nine-month periods ended September 30, 2003 and 2002, the provision for credit losses was $235,000 and $277,000, respectively.

Total assets were approximately $710,852,000 at September 30, 2003 compared to $654,067,000 at December 31, 2002. The increase was primarily the result of loan growth funded by increased deposits. Total loans were $458,725,000 at September 30, 2003, an increase of $19,186,000 over December 31, 2002, and total deposits at September 30, 2003 were $591,762,000, an increase of $46,570,000 over December 31, 2002.

The Company paid a cash dividend of $0.17 per share during the third quarter of 2003.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on the Eastern Shore. It is the sole shareholder of The Talbot Bank of Easton, Maryland and The Centreville National Bank of Maryland. On May 1, 2002 Shore began the operation of its insurance subsidiaries, The Avon Dixon Agency, LLC and Elliott Wilson Insurance, LLC. Also during 2002, Wye Financial Services, LLC, a registered investment advisory firm, was formed.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in
Part I, Item 1 of Shore's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2002, under the heading "Risk Factors."

For further information contact: W. Moorhead Vermilye, President and CEO